Exhibit 99.1

NEWS
ANADARKO ANNOUNCES 2019 CAPITAL PROGRAM
AND SALES-VOLUME GUIDANCE

RAISES DIVIDEND AND INCREASES SHARE-REPURCHASE AND DEBT-REDUCTION PROGRAMS

HOUSTON, Nov. 15, 2018 - Anadarko Petroleum Corporation (NYSE: APC) today announced its 2019 capital expectations and guidance. The company’s 2019 capital investment program is $4.3 to $4.7 billion,(1) which represents a decrease relative to its 2018 program and delivers 10-percent oil growth year over year. The capital investment plan is consistent with the company’s durable strategy focused on enhancing shareholder value by delivering attractive margins and returns, while advancing the development of the company’s core assets and generating material free cash flow at current strip prices.
In addition, Anadarko announced its board of directors has authorized a $1 billion increase to its share-repurchase program and a 20-percent increase to the company’s quarterly dividend. The company also increased its debt-reduction program by an additional $500 million. To date, more than 10-percent of shares outstanding have been retired since the inception of the share-repurchase program, with $1.5 billion remaining authorization to repurchase shares through mid-year 2020.

2019 CAPITAL PROGRAM HIGHLIGHTS

•	70 percent of investments are directed toward scalable, oil-levered U.S. onshore assets

•	$50 oil and $3 natural gas environment investment case

•	~$1.6 billion adjusted free cash flow expected at $60 WTI, $70 Brent, and $3 HH(2)

•	10 percent growth in oil sales volume(3)

•	15 percent or greater growth in oil sales volume per debt-adjusted share(3)(4)

FOCUSED ON SHAREHOLDER RETURNS

•	$1 billion addition to share-repurchase program, now totaling $5 billion

•	20-percent increase in the quarterly dividend to $0.30 per share, a 500-percent increase during 2018

•	$500 million increase to debt-reduction program, now totaling $2 billion

“Our 2019 investment plan further demonstrates the capital efficiency of our portfolio,” said Anadarko Chairman and CEO Al Walker. “We believe our peer-leading ability to attractively grow oil volumes within cash flow in a $50 oil environment while delivering significant free cash flow above this break-even point, positions our company very well to execute on our expanded shareholder-return commitments in the near term and in a durable fashion well into the future.”

2019 Capital Expectations ($4.3 - $4.7 Billion)(1)

By Area	Billions	By Type

U.S. Onshore*	$3.15	Resource Plays*	70%
Deepwater Gulf of Mexico	0.50	Conventional Oil**	16%
Algeria and Ghana	0.20	Exploration and LNG	10%
Exploration	0.25	Corporate	4%
LNG	0.20

* Delaware, Denver-Julesburg (DJ), and Powder River basins, and other. Also includes approximately $130 million midstream investment prior to closing the Western Gas Partners, LP (WES) midstream transaction, anticipated in the first quarter of 2019

** Deepwater Gulf of Mexico, Algeria, and Ghana operations
Note: All amounts are approximates.

Sales-Volume Expectations(3)

	2018 Guidance	2019 Expectations

Total (MMBOE)	240 - 245	260 - 270

Oil (MBOPD)	380 - 389	410 - 435

U.S. ONSHORE RESOURCE PLAYS
Anadarko plans to invest approximately 70 percent of its 2019 capital in the U.S. onshore, where it expects to operate an average of approximately 15 rigs and 10 completion crews focused primarily on development activities in the Delaware and DJ basins.
Approximately $1.4 billion is being allocated toward upstream activities in the Delaware Basin of West Texas.(1) The successful expansion of the company’s infrastructure footprint, including oil gathering and treating throughout West Texas, has paved the way to transition to multi-well pad development, as illustrated by the encouraging early results at the Silvertip-A campaign.

In the DJ Basin of northeast Colorado, the company expects to invest approximately $1.3 billion on upstream activities in 2019,(1) with continued development of its minerals-interest ownership and infrastructure-advantaged position in the Wattenberg field.
In 2019, Anadarko also expects to continue its appraisal program in Wyoming’s Powder River Basin. The company plans to complete 10 to 15 operated horizontal wells to progress the company’s appraisal efforts in this high-potential acreage position targeting the southern Turner-formation fairway in Converse County.

CONVENTIONAL OIL
Anadarko plans to allocate approximately $500 million toward its deepwater Gulf of Mexico operations, which is about $300 million less than in 2018, while delivering a similar number of wells and maintaining production levels between 140,000 and 150,000 barrels of oil equivalent (BOE) per day.
The company also plans to allocate about $200 million toward its international cash-generating operations in Algeria and Ghana in 2019, where the company expects stable year-over-year, Brent-levered oil production. Offshore Ghana, investments will be focused on adding incremental wells to optimize capacity at the Jubilee and TEN floating, production, storage and offloading (FPSO) vessels.

EXPLORATION
The company’s exploration investments in 2019 are expected to total about $250 million, focused on identifying material and scalable opportunities in the U.S. onshore and satellite opportunities near existing operated facilities in the deepwater Gulf of Mexico.

LNG
Approximately $200 million is being allocated toward the Mozambique LNG project, pre FID (final investment decision), for Anadarko’s portion of the costs associated with ongoing site preparation for the shared onshore facilities. The company remains on track for FID consideration in the first half of 2019, and anticipates adjusting its capital-investment expectations associated with the Mozambique LNG project at the time of project sanction.

ANADARKO DECLARES DIVIDEND
On Nov. 15, 2018, Anadarko’s board of directors declared a quarterly cash dividend on the company’s common stock of 30 cents per share, payable Dec. 26, 2018 to shareholders of record at the close of business on Dec. 12, 2018. The amount of future dividends for Anadarko common stock will depend on earnings, financial condition, capital requirements and other factors. The board of directors will determine dividends on a quarterly basis.

PRESENTATION AND WEBCAST
Anadarko will provide additional details and information regarding the 2019 capital program during a presentation at the Bank of America Merrill Lynch 2018 Global Energy Conference today at 4:20 p.m. EST. The link to the audio webcast presentation will be available in the Investor section at www.anadarko.com. The replay and slide presentation also will be available on the company’s website for approximately 30 days following the event.

(1) Does not include capital investments to be made by Western Gas Equity Partners, LP (NYSE: WGP) and capital investments resulting from Mozambique FID, anticipated in the first half of 2019.
(2) See the accompanying table for a reconciliation of the GAAP to the non-GAAP financial measure and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.
(3) Amounts are divestiture adjusted.
(4) Debt-adjusted share(s) is computed as follows:

Average Anadarko Debt	+ Average Shares Outstanding
Average Share Price

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2017, the company had approximately 1.44 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to successfully execute upon its capital program; to efficiently identify and deploy capital resources; to meet financial and operating guidance and achieve the production growth and cash flow levels identified in this news release; to successfully complete the transaction identified in this news release; to successfully complete the share-repurchase and debt-reduction programs; to successfully drill, complete, test and produce the wells identified in this news release; to timely complete and commercially operate the projects, and drilling prospects identified in this news release; and to successfully plan, secure additional government approvals, enter into long-term sales contracts, take FID and the timing thereof, finance, build, and operate the necessary infrastructure and LNG park in Mozambique. See “Risk Factors” in the company’s 2017 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

# # #
Anadarko Contacts

INVESTORS:
Robin Fielder, robin.fielder@anadarko.com, 832.636.1462
Andy Taylor, andy.taylor@anadarko.com, 832.636.3089

MEDIA:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Stephanie Moreland, stephanie.moreland@anadarko.com, 832.636.2912

Anadarko Petroleum Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures

Below are reconciliations of certain GAAP to non-GAAP financial measures, each as required under Regulation G of the Securities Exchange Act of 1934. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures. The company undertakes no obligation to publicly update or revise any non-GAAP financial measures or related reconciliation.

Adjusted Discretionary Cash Flow from Operations (Adjusted DCF) and Adjusted Free Cash Flow (Adjusted FCF)

The Company defines Adjusted DCF as net cash provided by (used in) operating activities before changes in accounts receivable; changes in accounts payable and other current liabilities; other items, net; certain nonoperating and other excluded items; and Western Gas Partners, LP (WES)/Western Gas Equity Partners, LP (WGP) distributions to third parties.

The Company defines Adjusted FCF as Adjusted DCF, less APC capital expenditures, which excludes WES.

Management believes that these measures are useful to management and investors as a measure of a company’s ability to internally fund its capital expenditures and to service or incur additional debt. These measures eliminate the impact of certain items that management does not consider to be indicative of the Company’s performance from period to period. To assist in measuring the Company’s performance, management will also evaluate Anadarko on a deconsolidated basis, which excludes WES.

The Company’s press release includes a forward-looking Adjusted FCF estimate; however, the Company is unable to provide a quantitative reconciliation of the forward-looking non-GAAP measure to its most directly comparable forward-looking GAAP measure because management cannot reliably predict certain of the necessary components of such forward-looking GAAP measure. The reconciling items in future periods could be significant. Below is a reconciliation of Net cash provided by (used in) operating activities (GAAP) to Adjusted free cash flow (Non-GAAP) for the most recently reported quarterly periods of 2018.

	2018
millions	Q1	Q2	Q3
Net cash provided by (used in) operating activities (GAAP)	$1,430	$1,225	$1,647
Adjusted by:
Increase (decrease) in accounts receivable	(23)	114	253
(Increase) decrease in accounts payable and other current liabilities	(45)	(46)	(139)
Other items, net	40	162	61
WES/WGP distributions to third parties	(118)	(120)	(127)
Adjusted discretionary cash flow from operations (Non-GAAP)	$1,284	$1,335	$1,695
Less APC capital expenditures (excludes WES)	1,377	1,497	1,151
Adjusted free cash flow (Non-GAAP)	$(93)	$(162)	$544